Exhibit 10.6

AMENDMENT, WAIVER AND MODIFICATION TO

SECURITIES PURCHASE AGREEMENT AND RELATED TRANSACTION DOCUMENTS

This Amendment, Waiver and Modification Agreement to the Securities Purchase Agreement (the “Agreement”) and the Transaction Documents (as defined in the Securities Purchase Agreement), dated as of February 10, 2015, is entered into by and between VAPE Holdings, Inc., a Delaware corporation (the “Company”) and the Redwood Management, LLC, including any designees and assignees thereto identified on Exhibit A to this Agreement (the “Investor”) as of the date set forth on the signature page hereto.

BACKGROUND

(A)	On February 10, 2105, the Company and the Investor entered into a Securities Purchase Agreement (as amended, modified, or supplemented from time to time, the “Securities Purchase Agreement”), pursuant to which the Company agreed to issue and sell to the Investor, and the Investor agreed to purchase from the Company, pursuant to a certain Unsecured Convertible Note (the “Note”) in several Closings for an aggregate subscription amount of $2,000,000, on the terms and conditions set forth therein.

(B)	At Closing of the Securities Purchase Agreement, the Investor paid the Initial Cash Purchase Price of $200,000 (less original issue discount (“OID”) and certain transaction expenses) and issued to the Company an offsetting “Investor Note” in the principal amount of $1,627,200 (the sum of the initial principal amount of the Investor Note together with the Initial Cash Purchase Price, the “Purchase Price”).

(C)	The Investor funded three (3) additional Tranches (as defined in the Note) of the Note totaling $600,000 for an aggregate funding of $800,000 under the Note. As a result of the funding, the Investor Note balance was reduced down to $1,084,800.

(D)	As set forth in the Securities Purchase Agreement, the Note and the Investor Note, interest began accruing at Closing on the full $2,000,000 principal balance of the Note and the full principal balance of the Investor Note at a rate of ten percent (10.0%) per annum.

(E)	Section 2.2 of the Note defines the Company’s Amortization Payment Obligations.

(F)	Section A.10 of the Note defines “Equity Conditions” as, …”during the period in question, (a) Borrower shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of Lender, if any, (b) Borrower shall have paid all liquidated damages and other amounts owing to Lender in respect of this Note, (c) all of the Conversion Shares issuable pursuant to the Transaction Documents (and shares issuable in lieu of cash payments of interest) may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions as determined by the counsel to Borrower as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and Lender, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and Borrower believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) there is no existing Event of Default and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (g) the issuance of the shares in question to Lender would not violate the limitations set forth in Section 10 herein, (h) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (i) the applicable Lender is not in possession of any information provided by Borrower that constitutes, or may constitute, material non-public information, (j) for each Trading Day in a period of 10 consecutive Trading Days prior to the applicable date in question, the daily dollar trading volume for the Common Stock on the principal Trading Market exceeds $20,000 per Trading Day, (i) Borrower’s Common Stock must be DTC and DWAC Eligible and not subject to a “DTC Chill” and (j) Borrower has timely filed (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Borrower after the date hereof pursuant to the Exchange Act.”

(G)	The parties now wish to enter into this Agreement in order to restructure the existing Transaction Documents to define the Parties’ future rights and obligations.

AGREED TERMS

1.	Definitions and interpretation

1.1	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement.

1.2	The Outstanding Balance shall be defined as $800,000 plus accrued but unpaid interest. Any reference to $2,000,000 or calculations derived therefrom are hereby replaced with $800,000 and such future calculations must be derived from this new Outstanding Balance.

2.	Modification to Sections 2.2 and 2.3 of the Note

2.1	Section 2.2 is deleted in its entirety.

2.2	Section 2.3 is deleted in its entirety.

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3.	Modification to Section 3.1 of the Note

3.1	Section 3.1 of the Note shall be amended by replacing:

Conversion Price. Subject to the adjustments set forth herein, the conversion price for each Conversion (the “Conversion Price”) shall be 70% (the “Conversion Factor”) of the lowest daily VWAP (as defined below) in the ten (10) Trading Days immediately preceding the applicable Conversion. Additionally, if at any time after the Effective Date, the Conversion Shares are not DTC Eligible, then the then-current Conversion Factor will automatically be reduced by 5% for all future Conversions. Finally, in addition to the Default Effect, if any Major Default occurs after the Effective Date, the Conversion Factor shall automatically be reduced for all future Conversions by an additional 5% for each of the first three (3) Major Defaults that occur after the Effective Date (for the avoidance of doubt, each occurrence of any Major Default shall be deemed to be a separate occurrence for purposes of the foregoing reductions in Conversion Factor, even if the same Major Default occurs three (3) separate times). For example, the first time the Conversion Shares are not DTC Eligible, the Conversion Factor for future Conversions thereafter will be reduced from 70% to 65% for purposes of this example. If, thereafter, there are three (3) separate occurrences of a Major Default pursuant to Section 4.1 (i) for purposes of this example the Conversion Factor would be reduced by 5% for the first such occurrence, and so on for each of the second and third occurrences of such Major Default. Notwithstanding the foregoing, in no event shall the Conversion Factor be less than 50% or the Conversion Price be less than $0.50 (the “Conversion Price Floor”);

For:

Conversion Price. Subject to the adjustments set forth herein, the conversion price for each Conversion (the “Conversion Price”) shall be 55% (the “Conversion Factor”) of the lowest traded price in the fifteen (15) Trading Days immediately preceding the applicable Conversion. Additionally, if at any time after the Effective Date, the Conversion Shares are not DTC Eligible, then the then-current Conversion Factor will automatically be reduced by 5% for all future Conversions. Finally, in addition to the Default Effect, if any Major Default occurs after the Effective Date, the Conversion Factor shall automatically be reduced for all future Conversions by an additional 5% for each of the first three (3) Major Defaults that occur after the Effective Date (for the avoidance of doubt, each occurrence of any Major Default shall be deemed to be a separate occurrence for purposes of the foregoing reductions in Conversion Factor, even if the same Major Default occurs three (3) separate times). For example, the first time the Conversion Shares are not DTC Eligible, the Conversion Factor for future Conversions thereafter will be reduced from 55% to 50% for purposes of this example. If, thereafter, there are three (3) separate occurrences of a Major Default pursuant to Section 4.1(i), then for purposes of this example the Conversion Factor would be reduced by 5% for the first such occurrence, and so on for each of the second and third occurrences of such Major Default.

4.	Waiver of Certain Accrued Interest

The Company and Investor acknowledge and agree that any offsetting interest previously accrued on the unfunded $2,000,000 principal sum of the Note and the unfunded $1,627,200 principal sum of the Investor Note is hereby waived due to offsetting interest claims and is of no further force and effect. For avoidance of doubt, the Investor expressly waives claims to interest on the unpaid balance of the Note up to and including the date of this Agreement.

5.	Termination of the Investor Note

The Company and Investor agree that, due to the reduction of the Outstanding Balance on the Note from $2,000,000 to $800,000 and the waiver of offsetting interest claims by the parties, the Investor Note serves no additional purpose and is hereby terminated in in its entirety. Any reference to the Investor Note is hereby stricken throughout the Transaction Documents; provided, however, that both parties agree that the Note and the Investor Note are two separate and distinct instruments and the termination of the Investor Note has no impact, force or effect on the Note.

6.	Waiver of Past Claims for Default

The Company and Investor acknowledge that each party has certain claims against each other for default under their various obligations under the Transaction Documents and each party desires to waive past claims of default and set forth new terms upon which to continue their contractual relationship. It is understood and agreed by both parties that this waiver addresses only past defaults up to the date of this Agreement and does not apply to events which may trigger default provisions in the Transaction Documents in the future.

7.	Representations and Warranties

The Company represents and warrants to the Investor as of the date of this Agreement that:

(a)	it has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

(b)	it has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection therewith; and

(c)	the obligations assumed by the Company in this Agreement are legal, valid, and enforceable obligations binding on it in accordance with its terms.

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8.	Counterparts and delivery

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

9.	Governing law

This Agreement shall be governed by and shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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IN WITNESS WHEREOF, the Company and the Holder have caused this Amendment, Waiver and Modification to Securities Purchase Agreement to be signed by their duly authorized officers.

VAPE HOLDINGS, INC.

Dated: __________________	By:
Name:
Title:

REDWOOD MANAGEMENT, LLC

Dated: __________________	By:
Name: John DeNobile
Title: Manager and Member

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Exhibit A

Redwood Management LLC

RDW Capital LLC

Redwood Fund III, Ltd.

Old Main Capital, LLC (assignee)

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